[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Exhibit 10.1

FIRST AMENDMENT TO

LOAN AND SECURITY AGREEMENT

THIS FIRST AMENDMENT to Loan and Security Agreement (this “Amendment”) is entered into as of November 6, 2019, by and between OXFORD FINANCE LLC, a Delaware limited liability company with an office located at 133 North Fairfax Street, Alexandria, Virginia 22314 (“Oxford”), as collateral agent (in such capacity, “Collateral Agent”), the Lenders listed on Schedule 1.1 of the Loan Agreement (as defined below) or otherwise party thereto from time to time (each a “Lender” and collectively, the “Lenders”) including Oxford in its capacity as a Lender and SILICON VALLEY BANK, a California corporation with an office located at 3003 Tasman Drive, Santa Clara, CA 95054 (“Bank” or “SVB”) (each a “Lender” and collectively, the “Lenders”), and CYTOKINETICS, INCORPORATED, a Delaware corporation with offices located at 280 East Grand Avenue, South San Francisco, CA 94080 (“Borrower”).

RECITALS

A. Collateral Agent, Lenders and Borrower have entered into that certain Loan and Security Agreement dated as of May 17, 2019 (as amended from time to time, the “Loan Agreement”).

B. Lenders have extended credit to Borrower for the purposes permitted in the Loan Agreement.

C. Borrower has requested that Collateral Agent and Lenders (i) modify the definition of “Permitted Indebtedness” and (ii) make certain other revisions to the Loan Agreement as more fully set forth herein.

D. Collateral Agent and Lenders have agreed to amend certain provisions of the Loan Agreement, but only to the extent, and subject to the terms and conditions and in reliance upon the representations and warranties, set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2. Amendments to Loan Agreement.

2.1 Section 1.1. Section 1.1 of the Loan Agreement is hereby amended by adding the following sentence at the end of the section:

“For the avoidance of doubt, and without limitation of the foregoing, Permitted Convertible Indebtedness shall at all times be valued at the full stated principal amount thereof.”

2.2 Section 6.14 (Minimum Market Capitalization). New Section 6.14 is hereby added the Loan Agreement to read as follows:

“6.14 Minimum Market Capitalization or Cash at SVB. At all times prior to Borrower’s achievement of the Interest-Only Extension II Milestone, either (i) Borrower’s market capitalization, as of the close of the regular trading session for the Borrower’s common stock, shall be at least Five Hundred Fifty Million Dollars ($550,000,000.00) (the “Market Cap Threshold”); or (ii) Borrower shall maintain unrestricted cash in accounts at SVB, covered by a control agreement in favor of Collateral Agent, in an amount equal to or greater than Fifty-Six Million Two Hundred Fifty Thousand Dollars ($56,250,000.00).”

2.3 Section 7.1 (Dispositions). Section 7.1 of the Loan Agreement is hereby amended by adding the following sentence at the end of the section:

“Notwithstanding the foregoing, and for the avoidance of doubt, this Section 7.1 shall not prohibit the purchase of, and any unwind or settlement or other termination of any Permitted Call Spread Agreement.”

2.4 Section 7.7 (Distributions; Investments). Section 7.7 of the Loan Agreement is hereby amended by adding the following section to the end thereof:

“Notwithstanding the foregoing, and for the avoidance of doubt, this Section 7.7 shall not prohibit (i) the conversion by holders of (including any cash payment upon conversion), or required payment of any principal or premium on, or required payment of any interest with respect to any Permitted Convertible Indebtedness, in each case, in accordance with the terms of the indenture governing such Permitted Convertible Indebtedness, or (ii) the purchase of, and any unwind or settlement or other termination of, any Permitted Call Spread Agreement.”

2.5 Section 7.13 (Redemption of Permitted Convertible Indebtedness). New Section 7.13 hereby is added to the Loan Agreement to read as follows:

“7.13 Redemption of Permitted Convertible Indebtedness. Exercise any redemption right with respect to any Permitted Convertible Indebtedness upon satisfaction of a condition related to the stock price of the Borrower’s common stock, unless (i) any conversions of Permitted Convertible Indebtedness in connection with such redemption are settled solely in stock (together with cash in lieu of the issuance of any fractional share of stock), or (ii) the Obligations (other than inchoate indemnity obligations) are repaid in full in cash and the Lenders’ obligation to make Credit Extensions has terminated.”

2.6 Section 8.2 (Covenant Default). Section 8.2(a) of the Loan Agreement hereby is amended and restated in its entirety to read as follows:

“(a) Borrower or any Loan Party fails or neglects to perform any obligation in Sections 6.2 (Financial Statements, Reports, Certificates), 6.4 (Taxes), 6.5 (Insurance), 6.6 (Operating Accounts), 6.9 (Notice of Litigation and Default), 6.10 (Conditional Warrants), 6.11 (Landlord Waivers; Bailee Waivers), 6.12 (Creation/Acquisition of Subsidiaries), 6.13 (Further Assurances) or 6.14 (Minimum Market Capitalization and Cash at SVB) or Borrower violates any covenant in Section 7; or”

2.7 Section 8.6 (Other Agreements). Section 8.6 of the Loan Agreement hereby is amended and restated in its entirety to read as follows:

“8.6 Other Agreements. There is (a) (x) an Event of Default (as defined therein) under any indenture or other agreement governing Permitted Convertible Indebtedness or (y) an event under which the Permitted Convertible Indebtedness becomes due and payable immediately, prior to the stated maturity, or (b) a default in any agreement to which Borrower or any of its Subsidiaries is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Five Hundred Thousand Dollars ($500,000.00) or that could reasonably be expected to have a Material Adverse Change; provided, however, that the Event of Default under this Section 8.6 caused by the occurrence of a breach or default under such other agreement shall be cured or waived for purposes of this Agreement upon Collateral Agent receiving written notice from the party asserting such breach or default of such cure or waiver of the breach or default under such

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

other agreement, if at the time of such cure or waiver under such other agreement (x) Collateral Agent or any Lender has not declared an Event of Default under this Agreement and/or exercised any rights with respect thereto; (y) any such cure or waiver does not result in an Event of Default under any other provision of this Agreement or any Loan Document; and (z) in connection with any such cure or waiver under such other agreement, the terms of any agreement with such third party are not modified or amended in any manner which could in the good faith business judgment of Collateral Agent be materially less advantageous to Borrower;”

2.8 Section 13.1 (Definitions). Clause (l) of the defined term “Permitted Indebtedness” in Section 13.1 of the Loan Agreement is hereby amended and restated, and new clause (m) is hereby added to the end of such defined term, as follows:

“(l) Permitted Convertible Indebtedness; and

(m) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (l) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose materially more burdensome terms upon Borrower, or its Subsidiary, as the case may be.”

2.9 Section 13.1 (Definitions). Clause (o) of the defined term “Permitted Investments” in Section 13.1 of the Loan Agreement is hereby amended and restated, and new clause (p) is hereby added to the end of such defined term, as follows:

“(o) any Permitted Call Spread Agreements; and

(p) Other Investments not to exceed Five Hundred Thousand Dollars ($500,000.00).”

2.10 Section 13.1 (Definitions). The following terms and their respective definitions hereby are added or amended and restated in their entirety, as applicable, to Section 13.1 of the Loan Agreement as follows:

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement. Notwithstanding anything to the contrary in the foregoing, any Permitted Call Spread Agreement shall not constitute a Contingent Obligation of any Person.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations. Notwithstanding anything to the contrary in the foregoing, any Permitted Call Spread Agreement shall not constitute Indebtedness of the Borrower.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

“Permitted Call Spread Agreements” means the following agreements entered into in connection with any issuance of Permitted Convertible Indebtedness: (a) any call option transaction (including, but not limited to, any bond hedge transaction or capped call transaction) pursuant to which the Borrower acquires an option requiring the counterparty thereto to deliver to the Borrower shares of common stock of the Borrower (or other securities or property following a merger event or other change of the common stock of the Borrower), the cash value thereof or a combination thereof from time to time upon exercise of such option entered into by the Borrower (such transaction, a “Bond Hedge Transaction”) and (b) any warrant transaction pursuant to which the Borrower issues to the counterparty thereto warrants to acquire common stock of the Borrower (or other securities or property following a merger event or other change of the common stock of the Borrower) (whether such warrant is settled in shares, cash or a combination thereof) entered into by the Borrower in connection with the issuance of Permitted Convertible Indebtedness (such transaction, a “Warrant Transaction”); provided that (i) the terms, conditions and covenants of each such call option transaction are customary for agreements of such type, as determined by Borrower in good faith, and (ii) the purchase price for such Bond Hedge Transaction, less the proceeds received by the Borrower from the sale of any related Warrant Transaction, does not exceed ten percent (10%) of the aggregate principal amount of the related Permitted Convertible Indebtedness at the time of such purchase.

“Permitted Convertible Indebtedness” means convertible unsecured notes issued by the Borrower, that are convertible into a fixed number of shares (subject to customary anti-dilution adjustments, “make-whole” increases and the other customary changes thereto) of common stock of the Borrower, cash or any combination thereof and cash in lieu of fractional shares of common stock of the Borrower; provided that the Indebtedness thereunder must satisfy each of the following conditions (and any agreements providing for such Indebtedness may only be amended, restated, supplemented or modified from time to time if each of the following conditions (i), (ii) and (iv) through (vii) remains satisfied): (i) both immediately prior to and after giving effect (including pro forma effect) thereto, no Default or Event of Default shall exist or result therefrom, (ii) such Indebtedness has a stated maturity that is after the date that is six (6) months after the Maturity Date and prior to that date, does not provide for or require any payments of principal or any other payments with the exception of semi-annual interest payments, obligations to settle conversions, redemption rights (which, for the avoidance of doubt, will be subject to Section 7.13) and customary obligations to offer to repurchase the notes upon the occurrence of a “fundamental change”, (iii) Borrower’s market capitalization, as of the close of the regular trading session for the Borrower’s common stock on the date of the pricing of such Indebtedness, is not less than Five Hundred Fifty Million Dollars ($550,000,000.00), (iv) such Indebtedness is in an aggregate principal amount of not more than [ * ], (v) such Indebtedness shall be unsecured at all times, (vi) such Indebtedness shall not bear an interest rate of more than five percent (5.00%) per annum and the terms, conditions and covenants of such Indebtedness must be customary for convertible Indebtedness as of such time, and (vii) such Indebtedness is not guaranteed by any Subsidiary of the Borrower unless the Obligations are guaranteed by such Subsidiary.

3. Limitation of Amendment.

3.1 The amendments set forth in Section 2 are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Collateral Agent or any Lender may now have or may have in the future under or in connection with any Loan Document.

3.2 This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

4. Representations and Warranties. To induce Collateral Agent and Lenders to enter into this Amendment, Borrower hereby represents and warrants to Collateral Agent and Lenders as follows:

4.1 Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

4.2 Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3 The organizational documents of Borrower delivered to Collateral Agent and Lenders on the Effective Date, or subsequent thereto, remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

4.5 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower; and

4.7 This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

6. Effectiveness. This Amendment shall be deemed effective upon the due execution and delivery to Collateral Agent and Lenders of (i) this Amendment by each party hereto, (ii) the due execution and delivery to Collateral Agent of the Corporate Borrowing Certificate attached hereto, and (iii) the earlier of (A) entry by Borrower into a purchase or underwriting agreement relating to an offering of Permitted Convertible Indebtedness, and (B) Borrower’s issuance of Permitted Convertible Indebtedness.

7. Condition Subsequent. As a condition subsequent to this Amendment, Borrower agrees to promptly pay all of Lenders’ Expenses incurred in connection with this Amendment and that Collateral Agent and each Lender may debit (or ACH) any deposit accounts, maintained by Borrower or any Loan Party, including the Designated Deposit Account for such Lenders’ Expenses in accordance with Section 2.3(d) of the Loan Agreement.

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

COLLATERAL AGENT AND LENDER:

OXFORD FINANCE LLC

By:	/s/ Colette H. Featherly

Name:	Colette H. Featherly
Title:	Senior Vice President

LENDER:

SILICON VALLEY BANK

By:	/s/ Shawn Parry

Name:	Shawn Parry
Title:	Director

BORROWER:

CYTOKINETICS, INCORPORATED

By:	/s/ Ching Jaw

Name:	Ching Jaw
Title:	CFO

[Signature Page to First Amendment to Loan and Security Agreement]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

CORPORATE BORROWING CERTIFICATE

BORROWER:	CYTOKINETICS, INCORPORATED	DATE: November 6, 2019
LENDERS:	OXFORD FINANCE LLC, as Collateral Agent and Lender
SILICON VALLEY BANK, as Lender

I hereby certify as follows, as of the date set forth above:

1. I am the Secretary, Assistant Secretary or other officer of Borrower. My title is as set forth below.

2. Borrower’s exact legal name is set forth above. Borrower is a corporation existing under the laws of the State of Delaware.

3. Attached hereto as Exhibit A and Exhibit B, respectively, are true, correct and complete copies of (i) Borrower’s Certificate of Incorporation (including amendments), as filed with the Secretary of State of the state in which Borrower is incorporated as set forth in paragraph 2 above; and (ii) Borrower’s Bylaws. Neither such Certificate of Incorporation nor such Bylaws have been amended, annulled, rescinded, revoked or supplemented, and such Certificate of Incorporation and such Bylaws remain in full force and effect as of the date hereof.

4. The following resolutions were duly and validly adopted by Borrower’s Board of Directors at a duly held meeting of such directors (or pursuant to a unanimous written consent or other authorized corporate action). Such resolutions are in full force and effect as of the date hereof and have not been in any way modified, repealed, rescinded, amended or revoked, and the Lenders may rely on them until each Lender receives written notice of revocation from Borrower.

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

RESOLVED, that any one of the following officers or employees of Borrower, whose names, titles and signatures are below, may act on behalf of Borrower:

Name	Title	Signature	Authorized to Add or Remove Signatories

☐

☐

☐

☐

RESOLVED FURTHER, that any one of the persons designated above with a checked box beside his or her name may, from time to time, add or remove any individuals to and from the above list of persons authorized to act on behalf of Borrower.

RESOLVED FURTHER, that such individuals may, on behalf of Borrower:

Borrow Money. Borrow money from the Lenders.

Execute Loan Documents. Execute any loan documents any Lender requires.

Grant Security. Grant Collateral Agent a security interest in any of Borrower’s assets.

Negotiate Items. Negotiate or discount all drafts, trade acceptances, promissory notes, or other indebtedness in which Borrower has an interest and receive cash or otherwise use the proceeds.

Issue Warrants. Issue warrants for Borrower’s capital stock.

Further Acts. Designate other individuals to request advances, pay fees and costs and execute other documents or agreements (including documents or agreement that waive Borrower’s right to a jury trial) they believe to be necessary to effectuate such resolutions.

RESOLVED FURTHER, that all acts authorized by the above resolutions and any prior acts relating thereto are ratified.

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

5. The persons listed above are Borrower’s officers or employees with their titles and signatures shown next to their names.

By:

Name:

Title:

*** If the Secretary, Assistant Secretary or other certifying officer executing above is designated by the resolutions set forth in paragraph 4 as one of the authorized signing officers, this Certificate must also be signed by a second authorized officer or director of Borrower.

I, the __________________________ of Borrower, hereby certify as to paragraphs 1 through 5 above, as of the date set forth above.

[print title]

By:

Name:

Title:

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.